Exhibit 99.1

Michael S. Wishart Elected to Spansion Board of Directors

SUNNYVALE, Calif., December 3, 2013 – Spansion Inc. (NYSE: CODE), a global leader in embedded systems solutions, today announced the election of Michael S. Wishart to Spansion’s Board of Directors.

Wishart has over 30 years experience as an executive advisor to the technology industry, working with industry-leading clients such as Agere, Altera, Applied Materials, Freescale, Intel, LSI Logic, Network Appliance, Tektronix and Siebel Systems.

“We are extremely pleased to welcome Mike to Spansion’s board of directors," said John Kispert, CEO of Spansion. "His strategy and leadership experience within the global technology industry will benefit Spansion as we continue to expand our embedded systems portfolio and pursue partnerships.”

Wishart previously held senior positions with Goldman, Sachs & Co., including chairman of Goldman’s Global Technology Group and managing director of Goldman Sachs, where he counseled senior executives on strategic issues. He retired from Goldman in 2011 as an advisory director. Prior to Goldman Sachs, he was managing director and co-head of the Global Technology Group of Lehman Brothers, and previously worked in the Investment Banking Division of Smith Barney, Harris Upham & Co. Wishart is vice chairman of the Board of Trustees at Sacred Heart Schools, Atherton, where he also chairs the Investment Committee, and is a member of the Management Board at the Stanford Graduate School of Business.

Exhibit 99.1

“I am looking forward to working with John and the rest of the board as they expand the Company’s leadership position in embedded systems,” said Wishart. “Spansion has a unique position to combine its industry-leading, proprietary Flash memory technology with microcontrollers, analog and mixed signal products to create differentiated solutions in the automotive, industrial and consumer markets.”

Resources:

●	Spansion newsroom: http://news.spansion.com

●	Spansion blog: http://blog.spansion.com

●	Spansion on Twitter: http://www.twitter.com/spansion

●	Spansion on Facebook: http://www.facebook.com/spansion

●	Spansion on LinkedIn http://www.linkedin.com/company/spansion

About Spansion

Spansion (NYSE: CODE) is a global leader in embedded systems solutions. Spansion's Flash memory, microcontrollers, analog and mixed-signal products drive the development of faster, intelligent, secure and energy efficient electronics. Spansion is at the heart of electronics systems, connecting, controlling, storing and powering everything from automotive electronics and industrial systems to the highly interactive and immersive consumer devices that are enriching people's daily lives. For more information, visit http://www.spansion.com

Exhibit 99.1

Spansion®, the Spansion logo, MirrorBit®, and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Spansion Press Contact:

Michele Landry

+1408-616-3817

Michele.landry@spansion.com

Spansion Investor Relations Contact:

Rahul Mathur

+1408-616-6682

rahul.mathur@spansion.com

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